News Release

Newell Brands Announces Second Quarter 2023 Results
Net Sales Decline 13%; Core Sales Decline 12%
Diluted EPS $0.04; Normalized Diluted EPS $0.24
Operating Cash Flow Improves Significantly Versus Prior Year
Updates Outlook for Full Year 2023

ATLANTA, GA – July 28, 2023 – Newell Brands (NASDAQ: NWL) today announced its second quarter 2023 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "Since my appointment two months ago we have created and deployed a new corporate strategy based on a comprehensive company wide capability assessment. Building on the solid operational foundation we have already put in place, we are now focused on significantly strengthening the company’s consumer-facing capabilities while prioritizing the top 10 countries and top 25 brands, which represent about 90% of sales. Consistent with the new strategy, we are investing in consumer and customer understanding, brand building, brand communication, innovation and retail execution as part of our One Newell approach to unlock the full power of our leading consumer brands, create and leverage scale and drive operational excellence. While we have lots of work to do, we are off to a great start, which is why I remain confident in our ability to accelerate the company's financial performance over the long term, while we continue to navigate through a challenging macro-economic backdrop in the near term."

Mark Erceg, Newell Brands Chief Financial Officer, said, "Restoring strong operating cash flow and improving the underlying structural economics of our business remains our primary financial focus this year. Against those two measures, we were very pleased with our second quarter results, with operating cash flow up over $500 million dollars versus last year and normalized operating margin ahead of expectations. As we look toward the balance of the year, we expect top and bottom-line pressure to persist as consumers continue to wrestle with elevated levels of core inflation and the resumption of student loan repayments. Despite these pressures, and because of the conviction we have behind our new strategy, we have chosen to invest more behind capability building and brand support during the second half of the year. While some of these investments will lower near term earnings, we remain confident in our operating cash flow guidance for the full year and, just as importantly, because of the meaningful interventions we are making across all facets of the business, we expect second half normalized operating margin to be up significantly versus both the first half of this year and the second half of last year."

Second Quarter 2023 Executive Summary
–Net sales were $2.2 billion, a decline of 13.0 percent compared with the prior year period.
–Core sales declined 11.9 percent compared with the prior year period.
–Reported operating margin was 5.4 percent compared with 12.9 percent in the prior year period.
–Normalized operating margin was 9.1 percent compared with 14.0 percent in the prior year period.
–Reported diluted earnings per share were $0.04 compared with $0.48 in the prior year period.
–Normalized diluted earnings per share were $0.24 compared with $0.56 per share in the prior year period.
–Year-to-date operating cash flow was $277 million compared with outflow of $450 million in the prior year period.

–In May 2023, the company updated its capital allocation framework and dividend policy, aligning them with the new corporate strategy, which was rolled out in June 2023.
–In May 2023, the company announced the Network Optimization Project, which aims to simplify and streamline its North American distribution network.
–The company updated its full year 2023 outlook for net sales and normalized earnings per share to $8.2 billion to $8.34 billion and $0.80 to $0.90, respectively. The company's outlook for operating cash flow remains unchanged.

Second Quarter 2023 Operating Results

Net sales were $2.2 billion, a 13.0 percent decline compared to the prior year period, largely reflecting a core sales decrease of 11.9 percent and the impact of unfavorable foreign exchange.

Reported gross margin was 28.5 percent compared with 33.0 percent in the prior year period, as the impact of fixed cost deleveraging, inflation and higher restructuring-related charges more than offset the benefits from pricing and FUEL productivity savings. Normalized gross margin was 29.9 percent compared with 33.1 percent in the prior year period.

Reported operating income was $120 million compared with $328 million in the prior year period. Reported operating margin was 5.4 percent compared with 12.9 percent in the prior year period, as the impact of lower net sales, lower gross margin, non-cash impairment charges and an increase in restructuring and related costs more than offset benefits from pricing, FUEL productivity savings and Project Phoenix savings. Normalized operating income was $201 million, or 9.1 percent of sales, compared with $355 million, or 14.0 percent of sales, in the prior year period.

Net interest expense was $76 million compared with $55 million in the prior year period.

Reported tax provision was $17 million compared with $53 million in the prior year period. The normalized tax provision was $16 million compared with $44 million in the prior year period.

The company reported net income of $18 million, or $0.04 diluted earnings per share, compared with $199 million, or $0.48 diluted earnings per share, in the prior year period.

Normalized net income was $101 million, or $0.24 normalized diluted earnings per share, compared with $232 million, or $0.56 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Year-to-date operating cash flow was $277 million compared with outflow of $450 million in the prior year period, with the improvement primarily driven by working capital and a reduction in incentive compensation payments, which more than offset a decline in operating income and higher restructuring and related payments. Inventories declined nearly $700 million versus the prior year period and nearly $300 million versus the first quarter of 2023, as the company continued to make progress on inventory reduction.

At the end of the second quarter, Newell Brands had cash and cash equivalents of $317 million and net debt outstanding of $5.0 billion.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

In May 2023, the company updated its capital allocation framework and dividend policy, aligning them with the new corporate strategy, which was rolled out in June 2023.

Second Quarter 2023 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $1.1 billion compared with $1.2 billion in the prior year period, reflecting a core sales decline of 13.1 percent, the impact of unfavorable foreign exchange, as well as certain category exits. Core sales declined in all three businesses: Kitchen, Home Fragrance and Commercial. Reported operating loss was $21 million, or negative 2.0 percent of sales, compared with operating income of $74 million, or 6.0 percent of sales, in the prior year period. Normalized operating income was $23 million, or 2.2 percent of sales, versus $87 million, or 7.0 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $813 million compared with $865 million in the prior year period, reflecting a core sales decline of 5.7 percent and the impact of modestly unfavorable foreign exchange. Core sales growth in the Writing business was more than offset by a decline in the Baby business. Reported operating income was $188 million, or 23.1 percent of sales, compared with $245 million, or 28.3 percent of sales, in the prior year period. Normalized operating income was $199 million, or 24.5 percent of sales, compared with $248 million, or 28.7 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $333 million compared with $427 million in the prior year period, reflecting a core sales decline of 20.9 percent, as well as the impact of unfavorable foreign exchange. Reported operating income was $5 million, or 1.5 percent of sales, compared with $48 million, or 11.2 percent of sales, in the prior year period. Normalized operating income was $14 million, or 4.2 percent of sales, compared with $54 million, or 12.6 percent of sales, in the prior year period.

Restructuring and Savings Initiatives

In January 2023, the company announced a restructuring and savings initiative, Project Phoenix, that aims to strengthen the company by leveraging its scale to further reduce complexity, streamlining its operating model and driving operational efficiencies.

Project Phoenix is expected to be substantially implemented by the end of 2023. It incorporates a variety of initiatives designed to simplify the organizational structure, streamline the company’s real estate, centralize its supply chain functions, which include manufacturing, distribution, transportation and customer service, transition to a unified One Newell go-to-market model in key international geographies, and otherwise reduce overhead costs. The company implemented the new operating model in the first quarter, consolidating its prior five operating segments into three operating segments: Home & Commercial Solutions, Learning & Development and Outdoor & Recreation.

The company's expectations for savings and charges in connection with Project Phoenix remain unchanged. The company expects to realize annualized pre-tax savings in the range of $220 million to $250 million when fully implemented, with $140 million to $160 million expected to be realized in 2023. Restructuring and related charges associated with these actions are estimated to be in the range of $100 million to $130 million and are expected to be substantially incurred by the end of 2023. Year-to-date through the second quarter 2023, the company incurred restructuring and related charges of $63 million and realized savings of $52 million related to Project Phoenix. The restructuring plan is expected to result in the elimination of approximately 13 percent of office positions. The company began reducing headcount in the first quarter 2023, with most of these actions still expected to be completed by the end of 2023, subject to local law and consultation requirements.

Following the successful completion of the first phase of Project Ovid, the multi-year initiative to transform the company's go-to-market capabilities in the U.S., in May 2023, the company announced the Network Optimization Project, which aims to simplify and streamline its North American distribution network. The Network
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

Optimization Project incorporates a variety of initiatives, including a reduction in the overall number of distribution centers, an optimization of distribution by location, and completion of select automation investments intended to further streamline the company’s cost structure and to maximize operating performance. The company commenced this initiative during the second quarter 2023 and expects it to be substantially implemented by the end of 2024. The company expects to realize annual pre-tax savings of $25 million to $35 million when fully implemented. Restructuring and related charges associated with the Network Optimization Project are estimated to be in the range of approximately $37 million to $49 million and are expected to be substantially incurred by the end of 2024. The Company also expects to incur $30 million to $40 million in capital expenditures in connection with this project. During the second quarter 2023, the company incurred restructuring and related charges of $9 million related to the Network Optimization Project.

Outlook for Third Quarter and Full Year 2023

The company initiated its outlook for third quarter 2023 and updated its full year 2023 outlook.

	Q3 2023 Outlook	Updated Full Year 2023 Outlook
Net Sales	$2.11 to $2.16 billion	$8.2 to $8.34 billion
Core Sales	7% to 5% decline	12% to 10% decline
Normalized Operating Margin	8.5% to 9.4%	7.8% to 8.2%
Normalized EPS	$0.20 to $0.24	$0.80 to $0.90

For full year 2023, the company continues to expect to deliver operating cash flow in the range of $700 million to $900 million, including approximately $95 million to $120 million in cash payments associated with Project Phoenix.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ second quarter 2023 earnings conference call will be held today, July 28, at 11:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, fire related loss, net of insurance recoveries and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax depreciation, amortization and stock-based compensation expense.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense.

The company defines "net debt" as short-term debt and current portion of long-term debt less cash and cash equivalents. "Free cash flow" is defined as net cash provided by operating activities less capital expenditures. "Free cash flow productivity" is defined as the ratio of free cash flow to normalized net income. We are unable to present a quantitative reconciliation of forward-looking free cash flow productivity to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with Project Phoenix, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•our ability to improve productivity, reduce complexity and streamline operations;
•our ability to manage any actual or perceived ongoing effects of the COVID-19 pandemic, including as a result of any additional variants of the virus or the efficacy and distribution of vaccines;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•supply chain and operational disruptions in the markets in which we operate, whether as a result of the actual or perceived effects of the COVID-19 pandemic or broader geopolitical and macroeconomic conditions, including the military conflict between Russia and Ukraine;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to effectively execute our turnaround plan, including Project Ovid, Project Phoenix and the Network Optimization Project;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to consistently maintain effective internal control over financial reporting;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs, product regulation and legislation and environmental remediation costs and legislation and regulatory actions related to data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in the funding obligations related to our pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, softening global demand, focus by major retailers to rebalance inventory levels, rising interest rates and the indirect macroeconomic impact of the Russia-Ukraine conflict, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, actual results could materially differ and may require future changes to such estimates and assumptions, including reserves, which may result in future expense.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net sales	$2,204	$2,534	(13.0)%	$4,009	$4,922	(18.5)%
Cost of products sold	1,575	1,698		2,898	3,346
Gross profit	629	836	(24.8)%	1,111	1,576	(29.5)%
Selling, general and administrative expenses	476	504	(5.6)%	956	1,022	(6.5)%
Restructuring costs, net	22	4		60	9
Impairment of goodwill, intangibles and other assets	11	—		11	—
Operating income	120	328	(63.4)%	84	545	(84.6)%
Non-operating expenses:
Interest expense, net	76	55		144	114
Other (income) expense, net	9	21		21	(97)
Income (loss) before income taxes	35	252	(86.1)%	(81)	528	NM
Income tax provision	17	53		3	101
Net income (loss)	$18	$199	(91.0)%	$(84)	$427	NM

Weighted average common shares outstanding:
Basic	414.2	413.8		414.0	417.9
Diluted	415.3	415.7		414.0	420.2
Earnings (loss) per share:
Basic	$0.04	$0.48		$(0.20)	$1.02
Diluted	$0.04	$0.48		$(0.20)	$1.02

Dividends per share	$0.07	$0.23		$0.30	$0.46
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$317	$287
Accounts receivable, net	1,285	1,250
Inventories	1,937	2,203
Prepaid expenses and other current assets	300	312
Total current assets	3,839	4,052
Property, plant and equipment, net	1,207	1,184
Operating lease assets	550	578
Goodwill	3,310	3,298
Other intangible assets, net	2,612	2,649
Deferred income taxes	794	810
Other assets	708	691
TOTAL ASSETS	$13,020	$13,262
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,013	$1,062
Accrued compensation	128	123
Other accrued liabilities	1,322	1,272
Short-term debt and current portion of long-term debt	597	621
Total current liabilities	3,060	3,078
Long-term debt	4,753	4,756
Deferred income taxes	479	520
Operating lease liabilities	482	512
Other noncurrent liabilities	931	877
Total liabilities	9,705	9,743

Total stockholders' equity	3,315	3,519
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,020	$13,262

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(84)	$427
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	159	147
Impairment of goodwill, intangibles and other assets	11	—
Gain from sale of business	—	(133)
Deferred income taxes	4	312
Stock based compensation expense	20	23
Pension settlement charge	5	—
Other, net	(7)	(1)
Changes in operating accounts excluding the effects of divestiture:
Accounts receivable	(14)	(177)
Inventories	282	(692)
Accounts payable	(54)	106
Accrued liabilities and other	(45)	(462)
Net cash provided by (used in) operating activities	277	(450)
Cash flows from investing activities:
Proceeds from sale of divested business	—	620
Capital expenditures	(142)	(140)
Other investing activities, net	48	19
Net cash provided by (used in) investing activities	(94)	499
Cash flows from financing activities:
Short-term debt, net	(23)	372
Payments on current portion of long-term debt	(1)	(2)
Repurchase of shares of common stock	—	(325)
Cash dividends	(126)	(195)
Equity compensation activity and other, net	(8)	(35)
Net cash used in financing activities	(158)	(185)
Exchange rate effect on cash, cash equivalents and restricted cash	2	(3)
Increase (decrease) in cash, cash equivalents and restricted cash	27	(139)
Cash, cash equivalents and restricted cash at beginning of period	303	477
Cash, cash equivalents and restricted cash at end of period	$330	$338
Supplemental disclosures:
Restricted cash at beginning of period	$16	$37
Restricted cash at end of period	13	15

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended June 30, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and Impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,204	$—	$—	$—	$2,204
Cost of products sold	1,575	(26)	—	(3)	1,546
Gross profit	629	26	—	3	658
	28.5%				29.9%
Selling, general and administrative expenses	476	9	(19)	(9)	457
	21.6%				20.7%
Restructuring costs, net	22	(22)	—	—	—
Impairment of goodwill, intangibles and other assets	11	—	(11)	—	—
Operating income	120	39	30	12	201
	5.4%				9.1%
Non-operating (income) expense	85	—	—	(1)	84
Income before income taxes	35	39	30	13	117
Income tax provision (benefit) [2]	17	9	6	(16)	16
Net income	$18	$30	$24	$29	$101

Diluted earnings per share **	$0.04	$0.07	$0.06	$0.07	$0.24

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.3 million shares for the three months ended June 30, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $7 million of costs related to completed divestitures; $5 million related to Argentina hyperinflationary adjustment; $5 million loss on pension settlement; $2 million related to expenses for certain legal proceedings; $4 million of fire-related recoveries and $2 million gain due to changes in fair market value of investments. Includes $14 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended June 30, 2022
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,534	$—	$—	$—	$2,534
Cost of products sold	1,698	(3)	—	(1)	1,694
Gross profit	836	3	—	1	840
	33.0%				33.1%
Selling, general and administrative expenses	504	1	(17)	(3)	485
	19.9%				19.1%
Restructuring costs, net	4	(4)	—	—	—
Operating income	328	6	17	4	355
	12.9%				14.0%
Non-operating expense	76	—	—	3	79
Income before income taxes	252	6	17	1	276
Income tax provision (benefit) [2]	53	2	3	(14)	44
Net income	$199	$4	$14	$15	$232

Diluted earnings per share **	$0.48	$0.01	$0.03	$0.04	$0.56

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.7 million shares for the three months ended June 30, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $2 million related to expenses for certain legal proceedings; $1 million of costs related to completed divestitures; $2 million related to Argentina hyperinflationary adjustment; $3 million gain on disposition of business and $1 million gain due to changes in fair market value of investments. Includes income tax expense of $14 million that results from amortization of prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Six Months Ended June 30, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and Impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$4,009	$—	$—	$—	$4,009
Cost of products sold	2,898	(31)	—	(5)	2,862
Gross profit	1,111	31	—	5	1,147
	27.7%				28.6%
Selling, general and administrative expenses	956	1	(38)	(16)	903
	23.8%				22.5%
Restructuring costs, net	60	(60)	—	—	—
Impairment of goodwill, intangibles and other assets	11	—	(11)	—	—
Operating income	84	90	49	21	244
	2.1%				6.1%
Non-operating (income) expense	165	—	—	(11)	154
Income (loss) before income taxes	(81)	90	49	32	90
Income tax provision (benefit) [2]	3	22	11	(21)	15
Net income (loss)	$(84)	$68	$38	$53	$75

Diluted earnings (loss) per share **	$(0.20)	$0.16	$0.09	$0.13	$0.18

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.2 million shares for the six months ended June 30, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $10 million related to expenses for certain legal proceedings; $10 million related to Argentina hyperinflationary adjustment; $7 million of costs related to completed divestitures; $5 million loss on pension settlement; $3 million of fire-related losses, net of recoveries; $2 million gain due to changes in fair market value of investments and reversal of $1 million to true-up an indirect tax reserve for an international entity. Includes $23 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Six Months Ended June 30, 2022
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$4,922	$—	$—	$—	$4,922
Cost of products sold	3,346	(8)	—	(2)	3,336
Gross profit	1,576	8	—	2	1,586
	32.0%				32.2%
Selling, general and administrative expenses	1,022	—	(35)	(10)	977
	20.8%				19.8%
Restructuring costs, net	9	(9)	—	—	—
Operating income	545	17	35	12	609
	11.1%				12.4%
Non-operating expense	17	—	—	132	149
Income (loss) before income taxes	528	17	35	(120)	460
Income tax provision (benefit) [2]	101	5	6	(33)	79
Net income (loss)	$427	$12	$29	$(87)	$381

Diluted earnings (loss) per share **	$1.02	$0.03	$0.07	$(0.21)	$0.91

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 420.2 million shares for the six months ended June 30, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $6 million related to expenses for certain legal proceedings; $4 million of costs related to completed divestitures; $4 million related to Argentina hyperinflationary adjustment; $133 million gain on disposition of business and $1 million gain due to changes in fair market value of investments. Includes income tax expense of $21 million that results from amortization of prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended June 30, 2023						Three Months Ended June 30, 2022						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized
													Net Sales		Operating Income
	Net Sales						Net Sales						$	%	$	%
HOME AND COMMERCIAL SOLUTIONS	$1,058	$(21)	(2.0)%	$44	$23	2.2%	$1,242	$74	6.0%	$13	$87	7.0%	$(184)	(14.8)%	$(64)	(73.6)%
LEARNING AND DEVELOPMENT	813	188	23.1%	11	199	24.5%	865	245	28.3%	3	248	28.7%	(52)	(6.0)%	(49)	(19.8)%
OUTDOOR AND RECREATION	333	5	1.5%	9	14	4.2%	427	48	11.2%	6	54	12.6%	(94)	(22.0)%	(40)	(74.1)%
CORPORATE	—	(52)	—%	17	(35)	—%	—	(39)	—%	5	(34)	—%	—	—%	(1)	(2.9)%
	$2,204	$120	5.4%	$81	$201	9.1%	$2,534	$328	12.9%	$27	$355	14.0%	$(330)	(13.0)%	$(154)	(43.4)%

[1]The three months ended June 30, 2023 normalized items consists of $39 million of restructuring and restructuring-related charges; $19 million of acquisition amortization costs; $11 million of impairment of intangible and other assets; $7 million of costs related to completed divestitures; $3 million Argentina hyperinflationary adjustment and $2 million related to expenses for certain legal proceedings.
[2]The three months ended June 30, 2022 normalized items consists of $17 million of acquisition amortization; $6 million of restructuring and restructuring-related costs; $2 million of expenses related to certain legal proceedings; $1 million of costs related to completed divestitures and $1 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Six Months Ended June 30, 2023						Six Months Ended June 30, 2022						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized Operating
													Net Sales		Income (Loss)
	Net Sales						Net Sales						$	%	$	%
HOME AND COMMERCIAL SOLUTIONS	$2,029	$(58)	(2.9)%	$77	$19	0.9%	$2,592	$163	6.3%	$32	$195	7.5%	$(563)	(21.7)%	$(176)	(90.3)%
LEARNING AND DEVELOPMENT	1,377	260	18.9%	21	281	20.4%	1,515	383	25.3%	10	393	25.9%	(138)	(9.1)%	(112)	(28.5)%
OUTDOOR AND RECREATION	603	4	0.7%	23	27	4.5%	815	94	11.5%	10	104	12.8%	(212)	(26.0)%	(77)	(74.0)%
CORPORATE	—	(122)	—%	39	(83)	—%	—	(95)	—%	12	(83)	—%	—	—%	—	—%
	$4,009	$84	2.1%	$160	$244	6.1%	$4,922	$545	11.1%	$64	$609	12.4%	$(913)	(18.5)%	$(365)	(59.9)%

[1]The six months ended June 30, 2023 normalized items consists of $90 million of restructuring and restructuring-related charges; $38 million of acquisition amortization costs; $11 million of impairment of intangible and other assets; $10 million related to expenses for certain legal proceedings; $7 million of costs related to completed divestitures; $5 million Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity.
[2]The six months ended June 30, 2022 normalized items consists of $35 million of acquisition amortization; $17 million of restructuring and restructuring-related costs; $6 million of expenses related to certain legal proceedings; $4 million of costs related to completed divestitures and $2 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
HOME AND COMMERCIAL SOLUTIONS	(14.8)%	0.9%	0.8%	(13.1)%	(21.7)%	4.5%	1.3%	(15.9)%
LEARNING AND DEVELOPMENT	(6.0)%	—%	0.3%	(5.7)%	(9.1)%	—%	1.2%	(7.9)%
OUTDOOR AND RECREATION	(22.0)%	—%	1.1%	(20.9)%	(26.0)%	—%	2.0%	(24.0)%
TOTAL COMPANY	(13.0)%	0.4%	0.7%	(11.9)%	(18.5)%	2.5%	1.3%	(14.7)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
NORTH AMERICA	(14.8)%	0.7%	0.3%	(13.8)%	(21.4)%	3.4%	0.3%	(17.7)%
EUROPE, MIDDLE EAST, AFRICA	(10.1)%	—%	(1.3)%	(11.4)%	(11.4)%	0.1%	2.1%	(9.2)%
LATIN AMERICA	(0.2)%	—%	4.2%	4.0%	0.1%	—%	5.4%	5.5%
ASIA PACIFIC	(18.1)%	—%	4.5%	(13.6)%	(27.0)%	—%	5.4%	(21.6)%
TOTAL COMPANY	(13.0)%	0.4%	0.7%	(11.9)%	(18.5)%	2.5%	1.3%	(14.7)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures (including the sale of the Connected Home & Security business), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Connected Home & Security business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2023 reported sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2023 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	June 30, 2023	December 31, 2022 [1]	June 30, 2022
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$597	$621	$1,461
Long-term debt	4,753	4,756	3,793
Gross debt	5,350	5,377	5,254
Less: Cash and cash equivalents	317	287	323
NET DEBT	$5,033	$5,090	$4,931

Net income (loss) [2]	$(314)	$197	$740
Normalized items [2]	662	457	81
NET INCOME	348	654	821

Normalized income tax [2]	(47)	17	145
Interest expense, net [2]	265	235	238
Normalized depreciation and amortization [2] [3]	226	225	230
Stock-based compensation [4]	9	12	49
NORMALIZED EBITDA	$801	$1,143	$1,483

[1]For the twelve months ended December 31, 2022, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2022, on the Company’s Form 8-K furnished on February 10, 2023.
[2]For the trailing-twelve months ended June 30, 2023, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended September 30, 2022, December 31, 2022 and March 31, 2023 on the Company’s Forms 8-K furnished on October 28, 2022, February 10, 2023 and April 28, 2023, respectively. For the trailing-twelve months ended June 30, 2022, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended September 30, 2021, December 31, 2021 and March 31, 2022 on the Company’s Forms 8-K furnished on October 28, 2022, February 10, 2023 and April 28, 2023, respectively.
[3]For the trailing-twelve months ended June 30, 2023, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $70 million associated with intangible assets recognized in purchase accounting; (b) $12 million of accelerated depreciation costs associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended September 30, 2022, December 31, 2022 and March 31, 2023 on the Company’s Forms 8-K furnished on October 28, 2022, February 10, 2023 and April 28, 2023, respectively. For the trailing-twelve months ended June 30,2022 normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $73 million associated with intangible assets recognized in purchase accounting; (b) $3 million of accelerated depreciation costs associated with restructuring activities, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended September 30, 2021, December 31, 2021 and March 31, 2022 on the Company’s Forms 8-K furnished on October 28, 2022, February 10, 2023 and April 28, 2023, respectively. Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2022, the following items: (a) acquisition amortization expense of $67 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $4 million associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2022 on the Company’s Form 8-K furnished on February 10, 2023 for further information.
[4]Represents non-cash expense associated with stock-based compensation.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending September 30, 2023			Twelve Months Ending December 31, 2023
Estimated net sales change (GAAP)	(6)%	to	(4)%	(13)%	to	(12)%
Estimated currency impact [1] and divestitures [2], net	~(1)%			1% to 2%
Core sales change (NON-GAAP)	(7)%	to	(5)%	(12)%	to	(10)%

[1]“Currency Impact” represents the effect of foreign currency on 2023 reported sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2023 reported sales.
[2]Divestitures include the sale of the Connected Home & Security business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).